Exhibit 99.1

NEWS RELEASE

APACHE APPOINTS RENE R. JOYCE TO BOARD OF DIRECTORS

HOUSTON, May 11, 2017 – Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of Rene R. Joyce to its board of directors.

Joyce, 69, currently serves as a director of midstream company Targa Resources Corporation (TRC). Joyce previously served as executive chairman of the board of TRC between 2012 and 2014 and as chief executive officer of TRC between 2005 and 2011. In addition to his leadership roles with TRC and several of its subsidiaries, Joyce previously served as president of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company; and as president of energy services of Coral Energy Holding, LP, also a subsidiary of Shell and the gas and power marketing joint venture between Shell and Tejas Gas Corporation, a natural gas pipeline company. Prior to Shell’s acquisition of Tejas in 1998, Joyce served as president of various operating subsidiaries of Tejas.

Joyce holds a Bachelor of Science degree in mechanical engineering from Louisiana State University and a law degree from Loyola University.

“We are pleased to welcome Rene to the Apache board. He brings extensive midstream expertise, which has become increasingly important for Apache as we develop our Alpine High discovery in the Delaware Basin. Rene will be a tremendous asset to Apache, and we look forward to his contributions,” said John Lowe, Apache’s nonexecutive board chairman.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt and the United Kingdom. Apache posts announcements, operational updates, investor information and all press releases on its website, www.apachecorp.com.

Contacts

Media:	(713)296-7189 Castlen Kennedy

Investor:	(281)302-2286 Gary Clark

Website:	www.apachecorp.com

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